Exhibit 99.1

Wednesday, June 26, 2019 at 4:24:01 AM Pacific Daylight Time

Subject:	Extreme Networks to Acquire Aerohive Networks
Date:	Wednesday, June 26, 2019 at 2:09:43 AM Pacific Daylight Time
From:	David Flynn
To:	All Employees
Attachments:	Extr-Aero-AH-Employee-Letter_v1.pdf, Extreme Networks-Aerohive Joint Announcement vFINAL.pdf

I am pleased to announce a major milestone for Aerohive. This morning Aerohive and Extreme Networks issued the attached press release announcing that we have entered into a definitive agreement for Extreme to acquire Aerohive for a price of $4.45 per share. I am excited about the opportunity to bring together our industry leading Cloud-Managed Networking solution with Extreme’s extensive end-to-end networking portfolio to enable the full potential of our technology and product offering, and about the expanded reach and scale that we will have going to market as part of a >$1B company that is a Top 3 Enterprise Networking vendor and a Leader in the Gartner Magic Quadrant for Wired & Wireless LAN.

The attached press release includes an overview of the news and dial in details for the joint announcement call scheduled for 8:30 AM Eastern time.

We will hold a worldwide All Hands Meeting at 11 AM Pacific at which we will discuss the announcement and what it means to everyone at Aerohive. Extreme’s CEO Ed Meyercord will join the meeting via video, and several of Extreme’s executives will be in the room. Shihlin will send out an Outlook meeting invite shortly.

In addition to the all hands meeting, Ed Meyercord asked me to forward his attached into letter and to invite you to join him for an in person All Hands meeting at Aerohive on July 8.

While this is a big milestone and a big announcement, it is very important for everyone to realize that this announcement does NOT mean that the acquisition is complete. We are targeting to Close the acquisition in August and until the Close of the acquisition Aerohive is an independent company that we need to keep running as an independent company. So keep your eye on the ball, reassure customers and partners of Extreme’s commitment to continue to invest in our products and drive to a strong finish for Q2 and a fast start to Q3.

Looking forward to updating you all at 11 AM.

/Dave

Attachments:

•	Press Release

•	Welcome Letter from Ed Meyercord, CEO of Extreme

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Aerohive Networks, Inc. (“Aerohive”) by Extreme Networks, Inc. (“Extreme”), Clover Merger Sub, Inc., a wholly-owned subsidiary of Extreme (“Purchaser”) will commence a tender offer for all of the outstanding shares of Aerohive. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Aerohive, nor is it a substitute for the tender offer materials that Extreme and Purchaser will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Extreme and Purchaser will file tender offer materials on Schedule TO with the SEC, and Aerohive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY AEROHIVE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Aerohive’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Aerohive by contacting Aerohive at ir@aerohive.com or by phone at 1-408-769-6720, or by visiting Aerohive’s website (https://ir.aerohive.com/inforequest). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. AEROHIVE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward Looking Statements

This communication may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to any statements regarding or relating to the transaction between Aerohive, Extreme, and Purchaser; any statements of expectation or belief; any statement regarding the future financial performance of Aerohive; and any statements of assumptions underlying any of the foregoing. When used in this communication, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to Aerohive and are subject to a number of risks, uncertainties and other factors that could cause results to differ from expectations include, but are not limited to: (i) uncertainties as to the timing of the tender offer and the merger; (ii) uncertainties as to how many of the holders of shares will tender their shares into the tender offer; (iii) the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived; (iv) legal proceedings that may be instituted against Aerohive and others following announcement of the definitive agreement entered into with Extreme and Purchaser; (v) other business effects, including the effects of industrial, economic or political conditions outside of Aerohive’s control; (vi) transaction costs and/or actual or contingent liabilities; and (vii) other risks and uncertainties. Although Aerohive believes that the expectations reflected in the forward-looking statements are reasonable, Aerohive cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. Aerohive does not intend to update any of the forward-looking statements after the date of this communication to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.